Exhibit 10.3
TELEFLEX INCORPORATED

155 South Limerick Road
Limerick, Pennsylvania 19468
As of August 2, 2010

Re:	Amendment No. 2 (this “Amendment”) to the Note Purchase Agreement dated as of October 1, 2007
TO THE NOTEHOLDERS
REFERENCED BELOW
     Ladies and Gentlemen:
     Reference is made to the Note Purchase Agreement dated as of October 1, 2007 (as in effect on the date hereof, the “Existing Note Agreement”, and as amended hereby, the “Note Agreement”) among Teleflex Incorporated, a Delaware corporation (the “Company”), and each of the institutions named on the signature pages thereof (the “Purchasers”), pursuant to which the Purchasers purchased (i) U.S.$130,000,000 in original aggregate principal amount of the Company’s 7.62% Series A Senior Notes due October 1, 2012, (ii) U.S.$40,000,000 in original aggregate principal amount of the Company’s 7.94% Series B Senior Notes due October 1, 2014, and (iii) U.S.$30,000,000 in original aggregate principal amount of the Company’s Floating Rate Series C Senior Notes due October 1, 2012, (collectively, the “Existing Notes”). Each current holder of an Existing Note is herein referred to as a “Noteholder”, and such holders collectively are referred to as the “Noteholders”.
     The Company has requested that the Noteholders agree to amend certain provisions of the Existing Note Agreement as more fully described herein, and the Noteholders are willing to do so, on the terms and conditions set forth herein, and accordingly, the Company and the Noteholders hereby agree as follows:
     Section 1. Definitions. All capitalized terms used herein but not defined herein shall have the respective meanings ascribed thereto in the Existing Note Agreement.
     Section 2. Consent to Convertible Subordination Provisions. Attached hereto as Annex A is a subordination article of an indenture pursuant to which the following notes may be issued: (i) the convertible senior subordinated notes the Company expects to issue on or prior to December 31, 2010 in an offering registered under the Securities Act (the “2010 Convertible Notes”), and (ii) convertible senior subordinated notes of the Company that may be issued from time to time in the future in offerings registered under the Securities Act or in offerings exempt from registration under the Securities Act and in which the initial purchaser(s) acquires such convertible senior subordinated notes with a view to resell such convertible senior subordinated notes to investors pursuant to Rule 144A under the Securities Act. This article sets forth the terms of subordination which would be substantially similar to terms included in the 2010 Convertible Notes and any such convertible senior subordinated notes that may be issued from time to time in the future by the Company (the “Convertible Subordination Provisions”). Effective as provided in Section 5 hereof, the Required Holders shall be deemed to have consented to the Convertible Subordination Provisions to be included in the 2010 Convertible Notes and the convertible senior subordinated notes of the Company described in clause (ii) above (the “Consent”).
     Section 3. Amendments. Effective as provided in Section 5 hereof, the Existing Note Agreement shall be amended as follows:
     (a) The Existing Note Agreement is hereby amended by adding the following new definition of “Convertible Subordination Provisions”:
     “Convertible Subordination Provisions” has the meaning set forth in Section 2 of Amendment No. 2, dated as of August 2, 2010, among the Company, the Subsidiary Guarantors and the holders of Notes.
     (b) The Existing Note Agreement is hereby amended by adding the following new definition of “Qualifying Convertible Notes”:
     “Qualifying Convertible Notes” means any series of unsecured notes convertible into or based on common stock of the Company, par value $1 per share (the “Common Stock”) that (i) includes the Convertible Subordination Provisions; (ii) is issued in an offering registered under the Securities Act or in an offering exempt from registration under the Securities Act and in which the initial purchaser(s) acquires such convertible senior subordinated notes with a view to resell such convertible senior subordinated notes to investors pursuant to Rule 144A under the Securities Act; and (iii) does not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to six months after the scheduled maturity date of the Series B Notes, provided, however, that (1) any conversion of such notes by a holder thereof into shares of Common Stock, cash or a combination of cash and shares of Common Stock; (2) the rights of holders of such Indebtedness to convert into shares of Common Stock, cash or a combination of cash and shares of Common Stock; and (3) the rights of holders of such Indebtedness to require any repurchase by the Company upon a fundamental change of such Indebtedness in cash, shall not constitute a scheduled repayment, mandatory redemption or sinking fund obligation.”
     (c) The definition of “Relevant Share” is hereby amended and restated in its entirety with the following:
“Relevant Share” means (a) with respect to Section 8.4(b) as of the date of receipt by the Company or any Subsidiary of any Section 8.4(a) Net Proceeds or Section 8.4(b) Net Proceeds, as the case may be, a ratio equal to (i) the aggregate outstanding principal amount of the Notes at such time over (ii) the sum of (x) the aggregate outstanding principal amount of the Term Loans plus (y) the aggregate outstanding principal amount of the Existing Senior Notes plus (z) the aggregate outstanding principal amount of the Notes and (b) with respect to Section 8.4(c) as of the date of payment by the Company which causes the applicable Section 8.4(c) Threshold to be exceeded, a ratio equal to (i) the aggregate outstanding principal amount of the Notes at such time over (ii) the sum of (x) the aggregate outstanding principal amount of the Term Loans plus (y) the aggregate outstanding principal amount of the Existing Senior Notes plus (z) the aggregate outstanding principal amount of the Notes.”

     (d) The Existing Note Agreement is hereby amended by adding the following new definition of “Section 8.4(c) Payment”:
“Section 8.4(c) Payment” means the sum of all payments in cash by the Company to holders of any and all Qualifying Convertible Notes in respect of such Indebtedness made or paid in connection with the exercise by such holders of their right to require repurchase upon a fundamental change (as defined under the indenture governing such series of Qualifying Convertible Notes) and/or in connection with the exercise by such holders of their conversion rights and the Company satisfies its conversion obligation upon such exercise in full or in part in cash, and the aggregate amount of all such cash payments exceeds $30,000,000 (such amount, the “Section 8.4(c) Threshold”); provided, however, that following the occurrence of the first Section 8.4(c) Payment (if any), the Section 8.4 (c) Threshold shall be reduced from $30,000,000 to $5,000,000.”
     (e) Section 8.4 of the Existing Note Agreement is hereby amended by adding a new clause (c) as follows:
“(c) Subject to the limitations provided in the last sentence of this Section 8.4(c), if a Section 8.4(c) Payment occurs prior to the latest maturity date of any outstanding Series of Notes, the Company will promptly give written notice (the “Section 8.4(c) Prepayment Notice”) thereof to each holder of a Note, which notice shall (i) refer specifically to this Section 8.4(c), and specify the amount of the Section 8.4(c) Payment, (ii) specify the Relevant Share of an amount equal to the Section 8.4(c) Payment and the ratable portion thereof to be prepaid in respect of each Note (determined based on the unpaid principal amount of each Note in proportion to the aggregate unpaid principal amount of all Notes of all Series at the time outstanding), (iii) specify a Business Day not less than 30 calendar days and not more than 60 calendar days after the date of the Section 8.4(c) Prepayment Notice (the “Section 8.4(c) Prepayment Date”) and specify the Section 8.4(c) Response Date (as defined below) and (iv) offer to prepay on the Section 8.4(c) Prepayment Date such ratable portion of each Note together with accrued and unpaid interest to, but not including, the Section 8.4(c) Prepayment Date. Each holder of a Note shall notify the Company of such holder’s acceptance or rejection of such offer by giving written notice of such acceptance or rejection to the Company within 20 Business Days of the date of the Section 8.4(c) Prepayment Notice (the “Section 8.4(c) Response Date”). On the Section 8.4(c) Prepayment Date, the Company shall prepay such ratable portion of each Note held by the holders who have accepted such offer in accordance with this Section 8.4(c) at a price in respect of each Note held by such holder equal to the principal amount of such ratable portion of such Note together with accrued and unpaid interest to, but not including, the Section 8.4(c) Prepayment Date; provided, however, that the failure by a holder of any Note to respond to such offer in writing on or before the Section 8.4(c) Response Date shall be deemed to be a rejection of such offer. For the avoidance of doubt, following a prepayment of Notes by the Company pursuant to this Section 8.4(c), the Company shall not be required to make another offer to prepay Notes pursuant to this Section 8.4(c) until the occurrence of a new Section 8.4(c) Payment. For the avoidance of doubt, this Section 8.4(c) will apply only with respect to a Section 8.4(c) Payment on Qualifying Convertible Notes.
     (f) Section 9 of the Existing Note Agreement is hereby amended by adding a new Section 9.8 as follows:
“9.8. Optional Prepayment of the Notes and Partial Prepayment of the Term Loan.
The Company will, within 45 calendar days after the date of issuance on or prior to December 31, 2010 by the Company of Qualifying Convertible Notes, (i) prepay all of the outstanding Notes pursuant to Section 8.2 and (ii) prepay outstanding borrowings under the Term Loan under the Bank Credit Agreement in an amount equal to the lesser of $200.0 million and such amount equal to the difference between the gross proceeds from such offering and the amount applied to prepay all of the outstanding Notes pursuant to Section 8.2.”
     (g) Section 10.1(i) of the Existing Note Agreement is hereby amended and restated in its entirety as follows:
“Indebtedness in respect of (a) convertible notes, provided that (i) such Indebtedness does not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to six months after the maturity date of the Series B Notes and (ii) such Indebtedness is unsecured and subordinated, pursuant to subordination provisions in form and substance reasonably satisfactory to the Required Holders, in right of payment to the Notes and (b) Qualifying Convertible Notes; and”
     (h) Section 10.6 of the Existing Note Agreement is hereby amended by adding the following proviso to the end of clause (b)(ii) thereof:
“provided, however, that this clause (b)(ii) shall not apply to any Restricted Payment made in connection with any convertible note hedge transactions, warrant transactions and capped call transactions, in each case entered into in connection with any series of Qualifying Convertible Notes”;
     (i) Section 10.11 of the Existing Note Agreement is hereby amended by adding the following parenthetical to the end of the last sentence thereof:
“(including, among other Swap Agreements, convertible note hedge transactions, warrant transactions and capped call transactions, in each case entered into in connection with any series of Qualifying Convertible Notes)”; and
     (j) Section 11 of the Existing Note Agreement is hereby amended by adding the following proviso at the end of clause (f) thereof:
“provided, however, that in connection with any series of Qualifying Convertible Notes (1) any conversion of such Indebtedness by a holder thereof into shares of Common Stock, cash or a combination of cash and shares of Common Stock; (2) the rights of holders of such Indebtedness to convert into shares of Common

Stock, cash or a combination of cash and shares of Common Stock; (3) the rights of holders of such Indebtedness to require any repurchase by the Company upon a fundamental change of such Indebtedness in cash, and (4) the termination of any of Swap Agreements entered into in connection with a convertible note offering, shall not constitute an Event of Default”.
     Section 4. Representations and Warranties. The Company represents and warrants to each Noteholder on the date of effectiveness of this Amendment that:
     (a) the representations and warranties of the Company set forth in the Note Agreement, are true and correct in all material respects on and as of the date hereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date), except for the representations and warranties of the Company set forth in Sections 5.3, 5.4, 5.5, 5.12(b), 5.13 and 5.15 of the Note Agreement, which were true and correct in all material respects on and as of the date of the Note Agreement (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);
     (b) this Amendment has been duly authorized, executed and delivered by the Company and this Amendment, the Note Agreement and the Notes each constitute the legal, valid and binding obligation, contract and agreement of the Company enforceable against the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally;
     (c) the execution, delivery and performance by the Company of this Amendment (i) does not require the consent or approval of any governmental or regulatory body or agency, and (ii) will not (A) violate (1) any provision of law, statute, rule or regulation or the certificate of incorporation, bylaws or other constitutive document of the Company, (2) any order of any court or any rule, regulation or order of any other agency or government binding upon the Company, or (3) any provision of any material indenture, agreement or other instrument to which the Company is a party or by which its properties or assets are or may be bound, including, without limitation, the Bank Credit Agreement, or (B) result in a breach or constitute (alone or with due notice or lapse of time or both) a default under any indenture, agreement or other instrument referred to in clause (ii)(A)(3) of this Section 4(c);
     (d) immediately prior to, and immediately after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing under the Note Agreement; and
     (e) neither the Company nor any of its Affiliates has paid or agreed to pay any fees or other consideration to any creditor in connection with obtaining of the amendment described in Sections 5(d) and (e) below, except for fees paid to lenders and agents in connection with the amendment to the Bank Credit Agreement.
     Section 5. Conditions to Effectiveness. This Amendment and the Consent shall become effective as of the date the following conditions precedent have been satisfied:
     (a) the execution and delivery hereof by the Company and the Required Holders;

     (b) the payment by the Company of all reasonable fees and expenses of the Noteholders relating to this Amendment, including, but not limited to, the reasonable fees and disbursements of Bingham McCutchen LLP, special counsel to the Noteholders;
     (c) the representations and warranties set forth in Section 4 above shall be true and correct on the date of execution and delivery hereof by the Company;
     (d) Amendment No. 3 to the Bank Credit Agreement, dated as of the date hereof and in the form of Annex B hereto, shall have been executed and delivered by the parties thereto and the Convertible Notes Amendments (as defined therein) shall have become effective; and
     (e) Amendment No. 3 to the 2004 Note Purchase Agreement, dated as of the date hereof and in the form of Annex C hereto, shall have become effective;
provided that if the foregoing conditions precedent are not satisfied on or prior to December 31, 2010, this Amendment shall not become effective.
     Section 6. Condition Subsequent. If this Amendment shall have become effective but the Company shall not have issued Qualifying Convertible Notes on or prior to December 31, 2010, this Amendment shall be void and of no further effect as of January 1, 2011.
     Section 7. Waiver. Each holder of Notes hereby waives the 30 day prior notice provision of Section 8.2 under the Existing Note Agreement in connection with the prepayment contemplated by Section 9.8 of the Note Agreement, and the Company hereby agrees to provide 3 Business Days’ prior notice under Section 8.2 of the Existing Note Agreement in connection with such prepayment.
     Section 8. Miscellaneous.
     8.1 Ratification; Agreement Unchanged. The Existing Note Agreement and the Existing Notes are in all respects ratified and confirmed, and the terms, covenants and agreements thereof shall remain unchanged and in full force and effect except as amended hereby.
     8.2 References to Note Agreement and Notes. From and after the effective date of this Amendment, all references to “this Agreement” in the Existing Note Agreement and in the Existing Notes shall be deemed to be references to the Note Agreement.
     8.3 Execution in Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile transmission or electronic mail shall be effective as delivery of a manually executed counterpart of this Amendment.
     8.4 Governing Law. This Amendment shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit or require the application of the laws of a jurisdiction other than such State.
     Section 9. Subsidiary Guarantors. Each of the Subsidiary Guarantors consents and agrees to the amendments to the Existing Note Agreement effected by this Amendment and ratifies and reaffirms its obligations under the Subsidiary Guaranty Agreement.

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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be duly executed and delivered as of the day and year first written above.

TELEFLEX INCORPORATED

By: \s\ C. Jeffrey Jacobs
Name: C. Jeffrey Jacobs
Title: Treasurer

SUBSIDIARY GUARANTORS

ARROW INTERNATIONAL INC.

ARROW INTERNATIONAL INVESTMENT CORP.

ARROW INTERVENTIONAL INC.

SIERRA INTERNATIONAL INC.

SPECIALIZED MEDICAL DEVICES, LLC

TECHNOLOGY HOLDING COMPANY

TELAIR INTERNATIONAL INCORPORATED

TELEFLEX MEDICAL INCORPORATED

TFX EQUITIES INCORPORATED

TFX INTERNATIONAL CORPORATION

TFX MARINE INCORPORATED

TFX NORTH AMERICA INC.

THE STEPIC MEDICAL DISTRIBUTION CORPORATION

By: \s\ C. Jeffrey Jacobs
Name: C. Jeffrey Jacobs
Title: (1) Vice President and Treasurer (other than for Technology Holding Company, TFX Equities Incorporated, TFX International Corporation and TFX North America Inc.)
(2) President and Treasurer (in the case of TFX North America Inc.)
(3) Vice President (in the case of TFX Equities Incorporated)
(4) President (in the case of Technology Holding Company and TFX International Corporation)

ANNEX A
ARTICLE [10].
SUBORDINATION
Section [10.01] Agreement to Subordinate.
     The Company agrees, and each Holder by accepting a Note agrees, that the Indebtedness evidenced by the Notes is subordinated in right of payment, to the extent and in the manner provided in this Article [10], to the prior payment in full of all Senior Debt (whether outstanding on the date hereof or hereafter created, incurred, assumed or guaranteed), and that the subordination is for the benefit of the holders of Senior Debt.
Section [10.02] Liquidation; Dissolution; Bankruptcy.
     (a) Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, in an assignment for the benefit of creditors or any marshaling of the Company’s assets and liabilities:
          (1) holders of Senior Debt will be entitled to receive payment in full of all Obligations due in respect of such Senior Debt (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt) before the Holders of Notes will be entitled to receive any payment with respect to the Notes; and
          (2) until all Obligations with respect to Senior Debt (as provided in clause (1) above) are paid in full, any distribution to which Holders would be entitled but for this Article [10] will be made to holders of Senior Debt, as their interests may appear.
     (b) To the extent any payment of Senior Debt is declared to be fraudulent or preferential, set aside or required to be paid to any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person under any bankruptcy, reorganization, insolvency, receivership or similar proceeding, the Senior Debt or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred and the provisions of this Article 10 will be applied accordingly.
Section [10.03] Default on Designated Senior Debt.
     (a) The Company may not make, directly or indirectly through any Subsidiary or other Person, any payment or distribution to the Trustee or any Holder in respect of Obligations with respect to the Notes and may not acquire from the Trustee or any Holder any Notes for cash or property until all principal and other Obligations with respect to the Senior Debt have been paid in full if:
          (1) a default in the payment of principal, premium, if any, interest or any other Obligation due on any Designated Senior Debt (a “Payment Default”) occurs and is continuing (including, without limitation, a payment that has become due as a result of the acceleration of any Designated Senior Debt); or
          (2) any other default (a “Nonpayment Default”) occurs and is continuing on any series of Designated Senior Debt that permits holders of that series of Designated Senior Debt to accelerate its maturity and the Trustee receives a notice of such default (a “Payment Blockage Notice”) from the Company or a Representative of such holders. The Trustee shall promptly deliver a copy of any

Payment Blockage Notice received by it to the Company and the Company shall promptly deliver such copy to all holders of Designated Senior Debt. If the holders of a majority in principal amount of all Designated Senior Debt outstanding at the time such Payment Blockage Notice is delivered to the Company shall, within 10 days of their receipt thereof, deliver to the Company and the Trustee a notice rescinding such Payment Blockage Notice, such Payment Blockage Notice shall be deemed not to have been delivered for all purposes of this Indenture. If the Trustee receives any such Payment Blockage Notice, no subsequent Payment Blockage Notice will be effective for purposes of this Section [10.03] unless and until at least 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice.
     No Nonpayment Default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee may be, or may be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived for a period of not less than 90 days.
     (b) The Company may and will resume payments on and distributions in respect of the Notes and may acquire them upon the earlier of:
          (1) in the case of a Payment Default, upon the date upon which such default is cured or waived, and
          (2) in the case of a Nonpayment Default, upon the earlier of the date on which such Nonpayment Default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated (in which event the foregoing subclause (1) shall apply), if this Article [10] otherwise permits such payment, distribution or acquisition at the time of such payment, distribution or acquisition.
Section [10.04] Acceleration of Notes.
     If payment of the Notes is accelerated because of an Event of Default, the Company may not make, directly or indirectly through any Subsidiary or other Person, any payment or distribution to the Trustee or any Holder in respect of Obligations with respect to the Notes and may not acquire from the Trustee or any Holder any Notes for cash or property until all principal and other Obligations with respect to the Senior Debt have been paid in full or such acceleration is rescinded in accordance with the terms of this Indenture. The Company will promptly notify holders of Senior Debt of any such acceleration.
Section [10.05] When Distribution Must Be Paid Over.
     In the event that the Trustee or any Holder of the Notes receives any payment of any Obligations with respect to the Notes at a time when the payment is prohibited by Section [10.03]or Section [10.04], such payment will be held by the Trustee or such Holder, in trust for the benefit of, and will be paid forthwith over and delivered, upon written request, to, the holders of Senior Debt as their interests may appear or their Representative, if any, under the agreement, indenture or other document (if any) pursuant to which Senior Debt may have been issued, as their respective interests may appear, for application to the payment of all Obligations with respect to Senior Debt remaining unpaid to the extent necessary to pay such Obligations in full in accordance with their terms, after giving effect to any concurrent payment or distribution to or for the holders of Senior Debt.
     With respect to the holders of Senior Debt, the Trustee undertakes to perform only those obligations on the part of the Trustee as are specifically set forth in this Article [10], and no implied covenants or obligations with respect to the holders of Senior Debt will be read into this Indenture against the Trustee. The Trustee will not be deemed to owe any fiduciary duty to the holders of Senior Debt, and will not be liable to any such holders if the Trustee pays over or distributes to or on behalf of Holders or the Company or any other Person money or assets to which any holders of Senior Debt are then entitled by virtue of this Article [10], except if such payment is made as a result of the willful misconduct or gross negligence of the Trustee.
Section [10.06] Notice by Company.
     The Company will promptly notify the Trustee and the Paying Agent of any facts known to the Company that would cause a payment of any Obligations with respect to the Notes to violate this Article [10], but failure to give such notice will not affect the subordination of the Notes to the Senior Debt as provided in this Article [10].
Section [10.07] Subrogation.
     After all Senior Debt is paid in full and until the Notes are paid in full, Holders of Notes will be subrogated (equally and ratably with all other Indebtedness pari passu with the Notes) to the rights of holders of Senior Debt to receive distributions applicable to Senior Debt to the extent that distributions otherwise payable to the Holders of Notes have been applied to the payment of Senior Debt. A distribution made under this Article [10] to holders of Senior Debt that otherwise would have been made to Holders of Notes is not, as between the Company and Holders, a payment by the Company on the Notes.
Section [10.08] Relative Rights.
     This Article [10] defines the relative rights of Holders of Notes and holders of Senior Debt. Nothing in this Indenture will:
          (1) impair, as between the Company and Holders of Notes, the obligation of the Company, which is absolute and unconditional, to pay principal of, interest and Additional Interest, if any, on, the Fundamental Change Repurchase Price of, and to pay or deliver any amount due upon conversion of, the Notes in accordance with their terms;
          (2) affect the relative rights of Holders of Notes and creditors of the Company other than their rights in relation to holders of Senior Debt; or
          (3) prevent the Trustee or any Holder of Notes from exercising its available remedies upon a Default or Event of Default, subject to the rights of holders and owners of Senior Debt to receive distributions and payments otherwise payable to Holders of Notes.
     If the Company fails because of this Article [10] to pay principal of, interest or Additional Interest, if any, on, the Fundamental Change Repurchase Price of, or to pay or deliver any amount due upon conversion of, the Notes in accordance with their terms, the failure is still a Default or Event of Default.
Section [10.09] Subordination May Not Be Impaired by Company.
     No right of any holder of Senior Debt to enforce the subordination of the Indebtedness evidenced by the Notes may be impaired by any act or failure to act by the Company or any Holder or by the failure of the Company or any Holder to comply with this Indenture.

     Whenever a distribution is to be made or a notice given to holders of any series of Senior Debt, the distribution may be made and the notice given to their Representative, if they have appointed one, and if no Representative has been appointed by the holders of any series of Senior Debt, such distribution or notice shall be made or given directly to such holders.
     Upon any payment or distribution of assets of the Company referred to in this Article [10], the Trustee and the Holders of Notes will be entitled to rely upon any order or decree made by any court of competent jurisdiction or upon any certificate of such Representative or of the liquidating trustee or agent or other Person making any distribution to the Trustee or to the Holders of Notes for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of the Senior Debt and other Indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article [10].
Section [10.11] Rights of Trustee and Paying Agent.
     Notwithstanding the provisions of this Article [10] or any other provision of this Indenture, the Trustee will not be charged with knowledge of the existence of any facts that would prohibit the making of any payment or distribution by the Trustee, and the Trustee and the Paying Agent may continue to make payments on the Notes, unless the Trustee has received at its Corporate Trust Office at least three Business Days prior to the date of such payment written notice of facts that would cause the payment of any Obligations with respect to the Notes to violate this Article [10], except for any acceleration of the Notes prior to making any such payment or distribution which is known by any officer of the Trustee prior to making any such payment or distribution. The notice may only be given by the Company or a Representative. For the avoidance of doubt, no such notice shall constitute a Payment Blockage Notice unless delivered in accordance with Section 10.03(a)(2). Nothing in this Article [10] will impair the claims of, or payments to, the Trustee under or pursuant to [reference to “Compensation and Indemnity” section] hereof.
     The Trustee in its individual or any other capacity may hold Senior Debt with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights.
Section [10.12] Authorization to Effect Subordination; Filing Proof of Claim.
     Each Holder of Notes, by the Holder’s acceptance thereof, authorizes and directs the Trustee on such Holder’s behalf to take such action as may be necessary or appropriate to effectuate the subordination as provided in this Article [10], and appoints the Trustee to act as such Holder’s attorneyin-fact for any and all such purposes. If the Trustee does not file a proper proof of claim or proof of debt in the form required in any proceeding referred to in [reference to “Trustee May File Proofs of Claim” section] hereof at least 30 days before the expiration of the time to file such claim or any Representative, are hereby authorized to file an appropriate claim for and on behalf of the Holders of the Notes.
Section [10.13] Reliance and Amendments.

     (a) Each Holder of Notes by its acceptance thereof acknowledges and agrees that the subordination provisions set forth in this Article [10] are, and are intended to be, an inducement and a consideration for each holder of any Senior Debt, whether such Senior Debt was created or acquired before or after the issuance of the Notes, to acquire and continue to hold, or to continue to hold, such Senior Debt, and such holder of Senior Debt shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold or in continuing to hold such Senior Debt.
     (b) The provisions of this Article [10] may not be amended or modified without the written consent of the holders of all Senior Debt. In addition, any amendment to, or waiver of, the provisions of this Article [10] that adversely affects the rights of the Holders of the Notes will require the consent of the Holders of a majority in aggregate principal amount of Notes then outstanding.
Section [10.14] No Waiver of Subordination Provisions.
     Without in any way limiting the generality of Section [10.09], the holders of Senior Debt may, at any time and from time to time, without the consent of or notice to the Trustee or the Holders, without incurring responsibility to the Holders and without impairing or releasing the subordination provided in this Article 10 or the obligations hereunder of the Holders to the holders of Senior Debt, do any one or more of the following: (a) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Senior Debt, or otherwise amend or supplement in any manner Senior Debt or any instrument evidencing the same or any agreement under which Senior Debt is outstanding; (b) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Debt; (c) release any Person liable in any manner for the collection of Senior Debt; and (d) exercise or refrain from exercising any rights against the Company and any other Person.
ARTICLE [11].
NOTE GUARANTEES
Section [11.02]
     [The Obligations of each Guarantor under its Note Guarantee pursuant to this Article 11 will be junior and subordinated to the Senior Debt of such Guarantor on the same basis as the Notes are junior and subordinated to Senior Debt of the Company. For the purposes of the foregoing sentence, the Trustee and the Holders will have the right to receive and/or retain payments by any of the Guarantors only at such times as they may receive and/or retain payments in respect of the Notes pursuant to this Indenture, including Article [10] hereof.]
Selected Definitions:
     “Additional Interest” means the additional interest payable at the election of the Company as the sole remedy for an Event of Default relating to the failure by the Company to comply with the Company’s Filing Obligations [as such term may be defined in the Indenture] and for any failure by the Company to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act of 1939, as amended.

     “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.
       “Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.
     “Board of Directors” means:
          (1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;
          (2) with respect to a partnership, the Board of Directors of the general partner of the partnership;
          (3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and
          (4) with respect to any other Person, the board or committee of such Person serving a similar function.
     “Business Day” means any day other than a Saturday, a Sunday or any other day on which the Federal Reserve Bank of New York is authorized or obligated by law or executive order to close or be closed.
     “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
     “Capital Stock” means:
          (1) in the case of a corporation, corporate stock;
          (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
          (3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and
          (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.
     “Common Stock” means the common stock of the Company, par value $1.00 per share, at the date of this Indenture, or such other Reference Property into which the Company’s common stock is changed pursuant to [reference to the “Effect of Recapitalization, Reclassification, Consolidation, Merger or Sale” section].

     “Corporate Trust Office” will be at the address of the Trustee specified in [reference to the “Notices” section] hereof or such other address as to which the Trustee may give notice to the Company.
     “Credit Agreement” means that certain Credit Agreement, dated as of October 1, 2007, by and among the Company, the guarantors party thereto, the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent and Bank of America, N.A., as Syndication Agent, providing for up to $1,800,000,000 of revolving credit and term loan borrowings, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities) in whole or in part from time to time.
     “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
“Designated Senior Debt” means:
          (5) any Indebtedness outstanding under the Credit Agreement;
          (6) any Indebtedness outstanding under the Existing Senior Notes; and
          (7) any other Senior Debt the principal amount of which is $[25.0] million or more and that has been designated by the Company as “Designated Senior Debt.”
     “Event of Default” has the meaning specified in [reference to the “Events of Default” section].
     “Existing Note Purchase Agreement” means with respect to any series or tranche of Existing Senior Notes, the note purchase agreement among the Company, the guarantors thereto and the initial holders of such Existing Senior Notes, as supplemented, amended, restated, extended, renewed, replaced or otherwise modified from time to time prior to the date hereof.
     “Existing Senior Notes” (i) the Company’s (a) Series 2004-1 Tranche A Notes due 2011, (b) Series 2004-1 Tranche B Notes due 2014 and (c) Series 2004-1 Tranche C Notes due 2016, each issued pursuant to the Existing Note Purchase Agreement, dated July 8, 2004 and (ii) the Company’s (a) Series A Senior Notes due 2012, (b) Series B Senior Notes due 2014 and (c) Floating Rate Series C Senior Notes due 2012, each issued pursuant to the Existing Note Purchase Agreement, dated October 1, 2007.
     “Existing Senior Note Guarantees” means the Guarantee by certain Subsidiaries of the Company of the Company’s obligations under the Existing Notes Purchase Agreements and the Existing Senior Notes.
     “Fundamental Change Repurchase Price” has the meaning specified in [reference to the “Repurchase of Notes at Option of the Holder upon a Fundamental Change” section].
     “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.
     “Guarantee” of or by any Person means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect:
          (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof;
          (2) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof;
          (3) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; or
          (4) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation;
provided, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. In any computation of the Indebtedness or other liabilities of the obligor under any Guarantee, the Indebtedness or other obligations that are the subject of such Guarantee will be assumed to be direct obligations of such obligor.
     [“Guarantors” [to be agreed]]
     “Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:
          (5) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;
          (6) other agreements or arrangements designed to manage interest rates or interest rate risk; and
          (7) commodity swap agreements, commodity cap agreements, commodity collar agreements, foreign exchange contracts, currency swap agreements or any other agreements or arrangements designed to protect such Person against fluctuations in, or providing for the transfer or mitigation of risks related to, currency exchange rates or commodity prices, in each case, either generally or under specific contingencies.
     For the avoidance of doubt, any Permitted Convertible Indebtedness Call Transaction will not constitute Hedging Obligations.
“Holder” means a Person in whose name a Note is registered.

     “Indebtedness” of any Person means, any indebtedness of such Person (excluding accrued expenses and commercial letters of credit, trade payables or similar obligations to a trade creditor accrued in the ordinary course of business), whether or not contingent, without duplication:
          (8) all Obligations of such Person for borrowed money (including, without limitation, any such obligations convertible into Capital Stock or other securities);
          (9) all Obligations of such Person evidenced by bonds, debentures, notes or similar instruments or letters of credit (or, without duplication, reimbursement agreements in respect thereof);
          (10) all Obligations of such Person in respect of the deferred and unpaid purchase price of any property or services due more than six months after such property is acquired or such services are completed, except any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after becoming due and payable (excluding current accounts payable incurred in the ordinary course of business);
          (11) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed;
          (12) all Guarantees by such Person of Indebtedness of others;
          (13) all Capital Lease Obligations of such Person;
          (14) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty;
          (15) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; and
          (16) representing any Hedging Obligations.
     For the avoidance of doubt, any Permitted Convertible Indebtedness Call Transaction will not constitute Indebtedness. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
     “Indenture” means the indenture for the Notes among the Company, the [Guarantors] and the Trustee, as amended or supplemented from time to time.
     [“Note Guarantee” means the Guarantee by each Guarantor of the Company’s obligations under this Indenture and the Notes, executed pursuant to the provisions of this Indenture.]
     “Notes” means any of the Company’s [.]% Convertible Senior Subordinated Notes due 2017, as amended or supplemented from time to time, issued under the Indenture.
     “Obligations” means any principal, interest, penalties, fees, premiums, make whole amounts, indemnifications, reimbursements, damages and other costs, expenses and liabilities payable under the documentation governing any Indebtedness.

     “Paying Agent” means an office or agency where Notes may be presented for payment.
     “Permitted Convertible Indebtedness Call Transaction” means (i) any call or capped option (or substantively equivalent derivative transaction) on Common Stock purchased by the Company or one of its Subsidiaries in connection with the issuance of the Notes (a “Permitted Bond Hedge Transaction”); and (ii) any call option, warrant or right to purchase (or substantively equivalent derivative transaction) on Common Stock sold by the Company substantially concurrently with any purchase of a related Permitted Bond Hedge Transaction (a “Permitted Warrant Transaction”).
     “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
     “Reference Property” has the meaning specified in [reference to the “Effect of Recapitalization, Reclassification, Consolidation, Merger or Sale” section].
     “Representative” means the indenture trustee or other trustee, agent or representative for any Senior Debt; provided that, if no Representative has been appointed by any series of Senior Debt, any holder or group of holders of such series of Senior Debt certifying that it holds a percentage of such series of Designated Senior Debt sufficient to cause the acceleration thereof will be deemed a Representative.
     “Senior Debt” means:
          (17) all Indebtedness of the Company [or any Guarantor] outstanding under the Credit Agreement, all Existing Senior Notes, all Existing Senior Note Guarantees, all Hedging Obligations, all Treasury Management Arrangements and all Obligations with respect to any of the foregoing;
          (18) any other Indebtedness of the Company [or any Guarantor] permitted to be incurred under the terms of this Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes [or any Note Guarantee]; and
          (19) all Obligations with respect to the items listed in the preceding clauses (1) and (2).
Notwithstanding anything to the contrary in the foregoing, Senior Debt will not include:
          (20) any liability for federal, state, local or other taxes owed or owing by the Company;
          (21) any intercompany Indebtedness of the Company or any of its Subsidiaries to the Company or any of its Affiliates;
          (22) any Indebtedness incurred for the purchase of goods or materials or for services obtained in the ordinary course of business (other than with the proceeds of revolving credit borrowings permitted hereby); or
          (23) the portion of any Indebtedness that is incurred in violation of this Indenture; provided that Indebtedness under Designated Senior Debt will not cease to be “Senior Debt” by virtue of this clause (4) if it was advanced on the basis of an Officers’ Certificate to the effect that it was permitted to be incurred under this Indenture.

     “Subsidiary” means, with respect to any specified Person:
          (24) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and
          (25) any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.
     “Treasury Management Arrangement” means any agreement or other arrangement governing the provision of treasury or cash management services, including deposit accounts, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.
     “Trustee” means [.], until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.
     “Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

ANNEX B
[Amendment No. 3 to the Bank Credit Agreement]

ANNEX C
[Amendment No. 3 of the 2004 Note Purchase Agreement]